Exhibit D-2

                            COMMONWEALTH OF KENTUCKY
                      BEFORE THE PUBLIC SERVICE COMMISSION


In the Matter of the Application of The Union Light, Heat ) and Power Company for a Certificate of Public Convenience ) and Necessity to Acquire Certain Generation Resources and )
Related  Property;  for Approval of Certain  Purchase  Power  )
Agreements; for Approval of Certain Accounting Treatment; ) and for Approval of Deviation from Requirements of KRS )
278.2207 and 278.2213(6)
                                                            Case No. 2003-00252


                            AMENDMENT TO APPLICATION

         The Union Light, Heat and Power Company (ULH&P) hereby amends its previously filed Application in the above-captioned proceeding (Amendment).
         On July 21, 2003, ULH&P filed an Application for an Order pursuant to KRS 278.020 and 807 KAR 5:001 Sections 8 and 9 granting ULH&P a Certificate of Public Convenience and Necessity (CPCN) to acquire, at net book value plus transaction costs, ownership of three electric generating station facilities (the Plants) and related property from The Cincinnati Gas & Electric Company (CG&E), ULH&P's parent company (Application). Additionally, ULH&P requested approval of certain purchase power agreements with CG&E, authority to establish accounting deferrals for the recovery of transaction costs related to the acquisition by ULH&P of the Plants, and retention of profits related to off-system sales from the Plants. In accordance with KRS 278.2219, ULH&P also requested a deviation from the requirements of KRS 278.2207 and 278.2213(6) to allow ULH&P to become the assignee of certain affiliate contracts related to the operation of the Plants. Finally, ULH&P requested approval to terminate the current Power Sale Agreement with CG&E concurrent with its acquisition of the Plants and to continue to freeze its generation, fuel and wholesale transmission rates through 2006. ULH&P hereby amends its Application as described herein. In support of its Amendment, ULH&P respectfully states:
         1. Address: ULH&P is a Kentucky corporation with its principal office and principal place of business at 107 Brent Spence Square, Covington, Kentucky 41042-0032. Its mailing address is P. O. Box 960, Cincinnati, Ohio 45201.
         2. Articles of Incorporation: Pursuant to 807 KAR 5:001, Section 8(3), ULH&P states that a certified copy of its Articles of Incorporation, as amended, is on file with the Commission in Case No. 6566.
         3. Amendments to Application: ULH&P amends its Application as follows:
        a. ULH&P had originally requested present Commission approval to transfer the Plants back to CG&E if ULH&P was not afforded the rate treatment it had originally requested. ULH&P hereby withdraws its request for present Commission approval to transfer the Plants back to CG&E. ULH&P states instead that CG&E conditions its agreement to transfer the Plants to ULH&P on the Commission granting the rate treatment requested in ULH&P's Application as amended herein.
        b. ULH&P had originally requested Commission authorization to defer all transaction costs, estimated to be $4.9 million, incurred by ULH&P and by CG&E on ULH&P's behalf related to ULH&P's acquisition of the Plants. ULH&P hereby amends its Application to request, instead, authorization to defer no more than $2.45 million of transaction costs incurred, without carrying charges, with such recovery to be amortized over five years beginning on the effective date of the Commission's Order in ULH&P's next general rate proceeding;
        c. ULH&P had originally requested Commission authorization to include in its base rates all monthly capacity charges specified in the Back-up Power Sale Agreement (Back-up PSA), and reasonable capacity charges specified in successor back-up power supply agreements as approved by the Federal Energy Regulatory Commission (FERC). ULH&P hereby amends its Application to commit, prior to filing any such successor agreements at FERC, to consult with the Commission and the Attorney General's Office of Rate Intervention on such matter.
        d. ULH&P had originally requested Commission authorization to include in its fuel adjustment charge (FAC) all energy charges assessed under the Back-up PSA on a going-forward basis from the date that ULH&P's next FAC on or after January 1, 2007 goes into effect.
            ULH&P hereby amends its Application to request instead that the recovery and inclusion in ULH&P's FAC of such energy charges simply be in accordance with 807 KAR 5:056 and applicable Commission precedent.
        e. ULH&P had originally requested Commission authorization to include in its FAC all costs of energy transfers from CG&E assessed under ULH&P's proposed Purchase, Sale and Operation Agreement (PSOA) on a going-forward basis from the date that ULH&P's next FAC on or after January 1, 2007 goes into effect. ULH&P hereby amends its Application to request instead that the inclusion in ULH&P's FAC of such energy transfers simply be in accordance with 807 KAR 5:056 and applicable Commission precedent.
        f. ULH&P hereby requests that the inclusion of the costs of all fuel consumed in the Plants in ULH&P's FAC from the date that ULH&P's next FAC on or after January 1, 2007 goes into effect shall be in accordance with 807 KAR 5:056 and applicable Commission precedent;
        g. ULH&P originally requested Commission authorization to retain all profits from off-system sales from the Plants in ULH&P's future general rate proceedings. ULH&P hereby amends its Application to request, instead, Commission authorization, effective in ULH&P's next general rate proceeding, to share profits from off-system sales with its customers as follows:
                i. Customers shall receive up to one million dollars in profits from off-system sales annually, and 50% of such profits above one million dollars annually, if any;
                ii. ULH&P shall retain 50% of the profits from off-system sales above one million dollars annually, if any;
                iii.The costs attributable to such off-system sales shall
                    include only the Incremental Costs listed in the Purchase, Sale and Operation Agreement (PSOA), paragraph 1.10, Attachment RCM-2 to the Direct Testimony of Robert C. McCarthy previously filed in this proceeding;
                iv. ULH&P commits to implement the processes necessary to
                    appropriately allocate such Incremental Costs to off-system sales.
        h. ULH&P withdraws its request for Commission waiver of its requirement, as set forth in Case No. 2001-00058, for ULH&P to file a stand-alone integrated resource plan (IRP) by June 30, 2004;
            ULH&P hereby amends its Application to request, instead, a waiver of the Commission's requirement, as set forth in Case No. 2001-00058, for ULH&P to analyze bids for purchased power, in that given ULH&P's acquisition of the Plants, such a requirement would no longer be necessary and would impose unreasonable costs on ULH&P.
        i. ULH&P requests the Commission, in this proceeding, to fix the value of the Plants for ratemaking purposes at the original cost less accumulated depreciation, at the time of transfer to ULH&P, under the authority granted to the Commission by KRS 278.290;
        j. ULH&P hereby commits to submit to the Commission for review and approval the final transaction documents prior to closing the transaction.
        k. ULH&P seeks a waiver, in accordance with KRS 278.2219, from the requirements of KRS 278.2213(6) that its acquisition of the Plants from its affiliate, CG&E, be an arm's length arrangement;
                i. ULH&P requests the Commission to find that compliance with such a requirement, considering the benefits accruing to ULH&P's customers from the proposed transaction, as fully supported by the testimony previously filed in this proceeding, is unreasonable, and thereupon grant a waiver of such requirement in accordance with KRS 278.2219.
        4. Remainder of Application: ULH&P requests that the remainder of its Application be considered as originally filed.
        5. WHEREFORE, ULH&P requests the Public Service Commission to:
        a. Issue an order granting ULH&P a Certificate of Public Convenience and Necessity, pursuant to KRS 278.020, and otherwise grant all necessary approvals for the acquisition of the Plants as described in ULH&P's previously-filed Application as amended herein and as further supported by the testimony previously filed in this proceeding;
        b. Fix the value of the Plants for ratemaking purposes at the original cost less accumulated depreciation, in accordance with the Commission authority granted by KRS 278.290;
        c. Approve ULH&P's request for authorization to defer no more than $2.45 million of transaction costs incurred, without carrying charges, with such recovery to be amortized over five years beginning on the effective date of the Commission's Order in ULH&P's next general rate proceeding;
        d.  Approve the heretofore-described wholesale power agreements;
        e. Grant ULH&P a waiver, in accordance with KRS 278.2219, from the requirements of KRS 278.2213(6) that its acquisition of the Plants from its affiliate, CG&E, be an arm's length arrangement; further, grant the request for deviation, pursuant to KRS 278.2207, of certain affiliate agreements, as supported by ULH&P's previously-filed testimony in this proceeding;
        f. Grant ULH&P authorization to terminate its current Power Sale Agreement with CG&E effective on the closing date of the transfer of the Plants to ULH&P;
        g. Find that the inclusion in base rates of the monthly capacity charges specified in the Back-up PSA, and reasonable capacity charges specified in successor back-up power supply agreements as approved by the Federal Energy Regulatory Commission (FERC) is just and reasonable; and approve such treatment of said capacity charges;
        h. Find that the recovery and inclusion in ULH&P's FAC of the energy charges assessed under the Back-up PSA, on a going forward basis from the date that ULH&P's next FAC on or after January 1, 2007 goes into effect, in accordance with 807 KAR 5:056 and applicable Commission precedent is just and reasonable; and approve such treatment of said energy charges;
        i. Find that the recovery and inclusion in ULH&P's FAC of all costs of energy transfers from CG&E assessed under the PSOA, on a going forward basis from the date that ULH&P's next FAC on or after January 1, 2007 goes into effect, in accordance with 807 KAR 5:056 and applicable Commission precedent, is just and reasonable; and approve such treatment of said costs of energy transfers;
        j. Find that the inclusion of the costs of all fuel consumed in the Plants in ULH&P's FAC from the date that ULH&P's next FAC on or after January 1, 2007 goes into effect, in accordance with 807
            KAR 5:056 and applicable Commission precedent, is just and reasonable; and approve such treatment of said fuel costs;
        k. Find in the present proceeding that ULH&P's request to share the profits from off-system sales, as described herein, is just and reasonable; and render a finding that the Commission sees no reason why such treatment should not be approved in ULH&P's next general rate proceeding;
        l. Find that ULH&P's request for a waiver of the Commission's requirement, as set forth in Case No. 2001-00058, for ULH&P to analyze bids for purchased power in its stand-alone integrated resource plan (IRP) filed by June 30, 2004, is just and reasonable, and approve such request.

         Dated at Cincinnati, Ohio, this 28th day of October, 2003.

                                    THE UNION LIGHT, HEAT AND POWER COMPANY




                                    /s/Michael J. Pahutski
                                    James B. Gainer, Vice President and
                                    General Counsel
                                    Regulated Businesses
                                    Michael J. Pahutski, Trial Attorney
                                    John J. Finnigan, Senior Counsel
                                    The Union Light, Heat and Power Company
                                    139 East Fourth Street
                                    Cincinnati, OH  45201
                                    (513) 287-3075
                                    Fax: (513) 287-3810

                             CERTIFICATE OF SERVICE

I hereby give notice that on this 29th day of October, 2003, I have filed an original and ten true copies of the foregoing Amendment to Application with the Kentucky Public Service Commission at 211 Sower Boulevard, Frankfort, Kentucky, 40601, and I further certify that this same day I have served the parties listed below by hand delivery.

                                               /s/Michael J. Pahutski
                                                  Michael J. Pahutski

Elizabeth E. Blackford
Assistant Attorney General
1024 Capital Center Drive
Frankfort, Kentucky  40601
Email:   betsy.blackford@law.state.ky.us